Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-212571
April 19, 2017

We have received your inquiry. If you are a financial professional, we shall get back to you shortly.

Individual investors or individuals using a personal email address should instruct your broker/advisor/custodian to email us directly. Alternatively, your broker/advisor/custodian can call us at: 1-212-528-7990 with your questions.

If your query is relating to a Barclays ETN, we encourage you to review the prospectus relating to the applicable ETNs. The prospectus contains extensive discussion regarding the ETNs, the underlying Index, how the Index is calculated, and the risks inherent to the ETN.  The prospectuses and other related ETN filings are available at their respective website: www.ipathetn.com or www.etnplus.com. These documents may also be found on the SEC’s EDGAR website, www.sec.gov.

Barclays ETNs are senior, unsecured debt securities of Barclays Bank Plc. None of the Barclays ETNs generate a Schedule K-1 tax form.  Please see the applicable prospectus for a more complete discussion of the primary tax treatment and alternative tax characterizations that are possible with respect to each ETN.  This information should not be considered tax advice. Investors are urged to consult their tax advisor with regard to their specific situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visitingwww.iPathETN.com or EDGAR on the SEC website at www.sec.gov.  Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling 212-528-7990, or you may request a copy from any other dealer participating in the offering.

For more information on the latest product launches from Barclays, please see press releases below:

Barclays launches iPath® Series B Bloomberg Natural Gas Subindex Total Return ETN

Barclays launches iPath® Series B S&P GSCI Crude Oil ETN

We appreciate your email to us today.

Regards,

Barclays ETN Team